NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2020
BIRMINGHAM, AL – (BUSINESSWIRE) – November 5, 2020 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three and nine months ended September 30, 2020:

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2020	2019	Change	2020	2019	Change
Revenues
Gross premiums written*	$245,115	$265,483	(7.7%)	$692,591	$766,655	(9.7%)
Net premiums written	$213,260	$228,058	(6.5%)	$605,222	$663,784	(8.8%)
Net premiums earned	$194,559	$215,788	(9.8%)	605,708	633,086	(4.3%)
Net investment income	16,924	23,681	(28.5%)	55,877	70,038	(20.2%)
Equity in earnings (loss) of unconsolidated subsidiaries	4,853	(1,277)	480.0%	(22,065)	(7,240)	(204.8%)
Net realized investment gains (losses)	8,838	1,134	679.4%	150	47,064	(99.7%)
Other income*	1,723	2,548	(32.4%)	5,668	7,419	(23.6%)
Total revenues*	226,897	241,874	(6.2%)	645,338	750,367	(14.0%)
Expenses
Net losses and loss adjustment expenses	145,581	161,614	(9.9%)	521,412	489,808	6.5%
Underwriting, policy acquisition and operating expenses*	59,433	61,861	(3.9%)	180,178	185,960	(3.1%)
SPC U.S. federal income tax expense	871	—	nm	1,573	—	nm
SPC dividend expense (income)	3,854	3,621	6.4%	7,988	1,375	480.9%
Interest expense	3,881	4,274	(9.2%)	11,725	12,850	(8.8%)
Goodwill impairment	161,115	—	nm	161,115	—	nm
Total expenses*	374,735	231,370	62.0%	883,991	689,993	28.1%
Income (loss) before income taxes	(147,838)	10,504	(1,507.4%)	(238,653)	60,374	(495.3%)
Income tax expense (benefit)	2,141	(6,689)	(132.0%)	(48,621)	(4)	nm
Net income (loss)	$(149,979)	$17,193	(972.3%)	$(190,032)	$60,378	(414.7%)
Non-GAAP operating income (loss)	$2,559	$16,269	(84.3%)	$(31,029)	$24,567	(226.3%)
Weighted average number of common shares outstanding
Basic	53,889	53,762		53,854	53,732
Diluted	53,918	53,856		53,896	53,831
Earnings (loss) per share
Net income (loss) per diluted share	$(2.78)	$0.32	$(3.10)	$(3.53)	$1.12	$(4.65)
Non-GAAP operating income (loss) per diluted share	$0.05	$0.30	$(0.25)	$(0.58)	$0.46	$(1.04)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 13 of the Notes to Condensed Consolidated Financial Statements in the September 30, 2020 Form 10-Q for amounts by line item.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.

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CONSOLIDATED KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Current accident year net loss ratio	80.7%	82.3%	91.8%	84.0%
Effect of prior accident years’ reserve development	(5.9%)	(7.4%)	(5.7%)	(6.6%)
Net loss ratio	74.8%	74.9%	86.1%	77.4%
Underwriting expense ratio	30.5%	28.7%	29.7%	29.4%
Combined ratio	105.3%	103.6%	115.8%	106.8%
Operating ratio	96.6%	92.6%	106.6%	95.7%
Return on equity*	(8.8%)	4.3%	(14.1%)	5.2%
* Annualized. The 2020 goodwill impairment was not annualized in our calculation of ROE.

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Management Commentary
We are continually taking steps to better our Company and improve our results, and the third quarter of 2020 was no exception. As you will see below, we have taken action to streamline our operations and continue to gain meaningful price increases in our healthcare professional liability line of business. While some of the strategic changes we have taken over the last twelve months have resulted in one-time charges, the beneficial results of these efforts are beginning to manifest as lower underlying operating expenses and improved loss experience. This executive team and the employees we support are building the next iteration of ProAssurance, underlining our commitment to achieving sustainable profitability and excellence in our specialized markets.
Unfortunately, the continued market volatility caused by COVID-19 and sustained depression of our stock price has overshadowed these improvements. In recognition of these market factors, we have recognized an impairment of goodwill relating to past acquisitions for our Specialty Property & Casualty reporting unit during the third quarter of 2020, in the amount of $161.1 million. I remain confident that our solid foundation along with the strategic initiatives undertaken over the last sixteen months will reward our customers, shareholders, and employees in quarters and years to come.
As time goes on, and we learn more about how the COVID-19 virus is affecting the lines of business in which we specialize, we have seen some favorable changes in loss trends, however whether these changes are permanent or merely temporary is still unknown. We have thus remained cautious in recognizing the impact of these trends given the continuing uncertainty brought about by the pandemic.
I continue to be proud of our employees’ response to the pandemic. They embody Treated Fairly, and keep our customers and business partners at the forefront of all that they do.
We operate in long-tail, long-cycle businesses, and as a result, patience is needed as the decisive actions we have taken to date will take time to manifest in our operating results. I am encouraged and excited by the progress we’ve made to-date, and remain confident that we are positioned for success in the quarters and years ahead.

-Ned Rand
President & Chief Executive Officer

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Key Takeaways - Third Quarter 2020

•
For the third quarter of 2020, we reported a net loss of $150.0 million, or $2.78 per share, and Non-GAAP operating income of $2.6 million, or $0.05 per share. The net loss is wholly attributable to the previously mentioned $161.1 million non-cash, pre-tax goodwill impairment charge attributable to the Specialty Property & Casualty (“Specialty P&C”) reporting unit.

•	Despite the net loss, there were several positives in the third quarter from each of our operating segments:

◦
In our Specialty P&C segment, re-underwriting and restructuring efforts that began in July of 2019 are substantially complete as of September 30, 2020, and contributed to a reduction of our current accident year net loss ratio by 4.7 percentage points quarter-over-quarter to 89.8%. The segment’s expense ratio was essentially flat at 23.8%, despite the inclusion of one-time expenses related to restructuring, and reflective of incremental improvements in operating efficiencies over the past year.

◦
In our Workers’ Compensation Insurance segment, we made permanent organizational adjustments to our business model in the third quarter that we believe will promote profitable growth and enhanced service while also reducing annual expenses by approximately $3.0 million. Further, in recognition of continuing favorable loss trends in 2020, including lower frequency and severity as a result of COVID-19, we reduced our nine-month current accident year net loss ratio to 69.2% from 70.4% as of the first half of 2020, resulting in a current accident year loss ratio of 66.9% for the current quarter.

◦
The Segregated Portfolio Cell Reinsurance (“SPCR”) segment reported a 27.4% increase in income from the year-ago period, driven by higher net realized gains and, to a lesser extent, higher net favorable reserve development totaling $4.0 million. The SPCR segment’s combined ratio improved 5.4 percentage points to 74.1%.

◦
The combined ratio in our Lloyd’s Syndicates segment improved 10.5 percentage points to 89.6% in the third quarter, driven by higher net favorable development totaling $2.6 million and a reduction in underwriting expenses by approximately $2.5 million due to our reduced participation in Syndicate 1729 at Lloyd’s of London.

•
Consolidated gross premiums written in the current quarter were $245.1 million, a decrease of approximately $20.4 million, or 7.7%, from the same quarter in 2019, driven by the re-underwriting efforts in our Specialty P&C segment, our decreased participation in Syndicate 1729, and competitive market conditions in our Workers’ Compensation Insurance and SPCR segments.

•
Consolidated net premiums earned were approximately $194.6 million, a decrease of approximately $21.2 million, or 9.8%, from the year-ago quarter and primarily attributable to the pro rata effect of lower net premiums written during the preceding twelve months.

•
Our consolidated current accident year net loss ratio decreased 1.6 percentage points to 80.7%, driven by a lower current accident year net loss ratio in our Specialty P&C and Workers' Compensation Insurance segments, partially offset by a higher current accident year net loss ratio in our Lloyd's Syndicates segment. However, our consolidated net loss ratio in the current quarter of 74.8% was relatively unchanged from the year-ago period, as the effect of our lower current accident year net loss ratio was offset by lower prior accident year reserve development.

•
Net favorable reserve development recognized in the third quarter was $11.5 million, a decrease of $4.4 million from the year-ago quarter. The decrease is attributable to our Specialty P&C segment, which recognized approximately $7.8 million lower favorable reserve development from the comparable period in 2019, partially offset by higher favorable reserve development in each of our remaining operating segments.

•
Our consolidated expense ratio in the third quarter was 30.5%, an increase primarily attributable to one-time expenses of $3.2 million, mainly comprised of early retirement benefits granted to certain employees during the third quarter of 2020.

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•	Our consolidated combined ratio for the quarter was 105.3%, a quarter-over-quarter increase of 1.7 percentage points.

•
Net investment income decreased to $16.9 million, primarily attributable to a decrease in our allocation to equity assets in our portfolio and lower yields from our short-term investments and corporate debt securities given the actions taken by the Federal Reserve to reduce interest rates in response to COVID-19.

•
Equity in earnings (loss) of unconsolidated subsidiaries increased by $6.1 million, driven by $9.4 million of income from our LP/LLC investments, which are typically reported to us on a one-quarter lag. As such, the gain in the third quarter was largely driven by an improvement in the global financial markets since the first quarter of 2020, which were depressed due to the onset of COVID-19.

•
Net realized investment gains were $8.8 million in the current period, primarily driven by realized gains from the sale of certain corporate bonds and, to a lesser extent, unrealized holding gains resulting from an increase in fair value on our equity portfolio and convertible securities.

•	For the third quarter of 2020, we recognized an income tax expense of $2.1 million, compared to an income tax benefit of $6.7 million in the same quarter of 2019.

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Non-GAAP Financial Measures
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands, except per share data)	2020	2019	2020	2019
Net income (loss)	$(149,979)	$17,193	$(190,032)	$60,378
Items excluded in the calculation of Non-GAAP operating income (loss):
Net realized investment (gains) losses	(8,838)	(1,134)	(150)	(47,064)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	1,155	(132)	732	1,531
Goodwill impairment	161,115	—	161,115	—
Guaranty fund assessments (recoupments)	88	96	114	202
Pre-tax effect of exclusions	153,520	(1,170)	161,811	(45,331)
Tax effect, 21% (2)	(982)	246	(2,808)	9,520
After-tax effect of exclusions	152,538	(924)	159,003	(35,811)
Non-GAAP operating income (loss)	$2,559	$16,269	$(31,029)	$24,567
Per diluted common share:
Net income (loss)	$(2.78)	$0.32	$(3.53)	$1.12
Effect of exclusions	2.83	(0.02)	2.95	(0.66)
Non-GAAP operating income (loss) per diluted common share	$0.05	$0.30	$(0.58)	$0.46
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any realized gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.

(2) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. Our effective tax rate for the respective periods was applied to these items in calculating net income (loss), excluding the 2020 goodwill impairment loss and net realized investment gains (losses) and related adjustments. Net realized investment gains (losses) in our Corporate segment are discrete items and are tax affected at the annual expected statutory tax rate (21%) in the period they are included in our consolidated tax provision and net income (loss). The taxes associated with the net realized investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net realized investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net realized investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. The 2020 goodwill impairment loss was treated as a discrete item in our consolidated tax provision and the portion that is tax deductible was tax affected at the annual expected statutory rate (21%). The remaining portion of the 2020 goodwill impairment loss is not tax deductible and therefore had no associated income tax benefit. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our September 30, 2020 Form 10-Q filed on November 5, 2020.

BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	September 30, 2020	December 31, 2019
Total investments	$3,366,981	$3,390,409
Total assets	$4,692,497	$4,805,599
Total liabilities	$3,362,604	$3,293,686
Common shares (par value $0.01)	$632	$631
Retained earnings	$1,289,552	$1,505,738
Treasury shares	$(415,962)	$(415,962)
Shareholders’ equity	$1,329,893	$1,511,913
Book value per share	$24.68	$28.11

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Capital Management
We have not repurchased any shares of our stock in 2020 or 2019. As of October 30, 2020, approximately $110 million remains available in our Board-authorized stock repurchase program. In September 2020, our Board of Directors declared a regular dividend of $0.05 per share, which was paid October 9, 2020.
Conference Call Information
ProAssurance management will discuss third quarter 2020 results during a conference call at 10:00 a.m. ET on Friday, November 6, 2020. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145 (international); no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least November 6, 2021 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088 (international), using access code 10148911. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$158,257	$164,991	(4.1%)	$420,702	$459,324	(8.4%)
Net premiums written	$135,399	$141,299	(4.2%)	$359,337	$393,210	(8.6%)

Net premiums earned	$117,849	$125,237	(5.9%)	$365,305	$375,315	(2.7%)
Other income	726	1,858	(60.9%)	3,515	4,536	(22.5%)
Total revenues	118,575	127,095	(6.7%)	368,820	379,851	(2.9%)

Net losses and loss adjustment expenses	(102,951)	(107,573)	(4.3%)	(373,442)	(321,248)	16.2%
Underwriting, policy acquisition and operating expenses	(28,074)	(29,700)	(5.5%)	(82,894)	(89,177)	(7.0%)
Total expenses	(131,025)	(137,273)	(4.6%)	(456,336)	(410,425)	11.2%
Segment results	$(12,450)	$(10,178)	(22.3%)	$(87,516)	$(30,574)	(186.2%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Current accident year net loss ratio	89.8%	94.5%	107.9%	93.9%
Effect of prior accident years’ reserve development	(2.4%)	(8.6%)	(5.7%)	(8.3%)
Net loss ratio	87.4%	85.9%	102.2%	85.6%
Underwriting expense ratio	23.8%	23.7%	22.7%	23.8%
Combined ratio	111.2%	109.6%	124.9%	109.4%
The Specialty P&C segment reported a loss of $12.5 million for the current period, driven by continued challenges presented by the current loss environment and one-time charges related to our strategic re-underwriting and restructuring efforts designed to meet those challenges.
Gross premiums written decreased by 4.1% or $6.7 million quarter-over-quarter, primarily reflective of our strategy to strengthen rate levels in our Standard Physician business and re-underwriting efforts in our Specialty business, which includes Custom Physicians, Hospitals and Facilities, and Senior Care lines. Also included in the change in Standard Physician premium is the effect of timing differences related to the normal cycle of renewals of twenty-four month policies.
As a result of the re-underwriting efforts and competitive market conditions across our operating territories, premium retention for the Specialty P&C segment was 81% in the third quarter of 2020. The segment retention rate was driven by premium retention of 55% in our Specialty line of business, primarily related to our non-renewal of certain Senior Care accounts as we have reduced gross premium levels in that line of business by 82% quarter-over-quarter. Premium retention in our Standard Physician line was 85%, lower by 2 percentage points quarter-over-quarter and primarily impacted by our state strategy pricing adjustments in difficult venues and competitive market conditions. We continue to deliver strong premium retention results in our Medical Technology Liability line and in our Small Business Unit at 85% and 92%, respectively. Lower premium retention in the quarter was largely offset by renewal rate increases of 14% and 10% in our Specialty and Standard Physician lines, respectively.
New business writings were $8.7 million in the third quarter, compared to $9.0 million in the year-ago period, despite a reduction in submission activity primarily attributed to the impact of the COVID-19 pandemic. New business writings in our Medical Technology Liability business increased to $2.0 million from $1.3 million in the third quarter of 2019, as a result of continued demand for pandemic-related products in the medical technology space.
The Specialty P&C current accident year net loss ratio was 89.8% in the third quarter of 2020, a 4.7 percentage point decrease from the prior period primarily attributable to underwriting and price strengthening initiatives in healthcare professional liability (“HCPL”). This result does not consider the significant level of claims frequency reduction observed

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during the quarter as compared to 2019 in our HCPL business. This frequency reduction is likely associated with the COVID-19 pandemic, however, we have remained cautious in recognizing these favorable frequency trends in our current accident year loss pick due to the possibility of delays in reporting and uncertainty surrounding the length and severity of the pandemic.
COVID-19 claim activity to-date has been almost exclusively related to reported incidents in our Senior Care business from non-renewed accounts. As previously disclosed, we established a $10 million loss reserve for these reported incidents in the second quarter of 2020; no adjustment was made to this reserve in the third quarter. The reserve represents our best estimate of ultimate claims-related expenses based on current information.
We recognized net favorable prior accident year development of $2.9 million, compared to $10.8 million in the prior year quarter. The net favorable development was primarily recognized in our medical technology business. We remained cautious in the quarter in our other lines of business due to the current loss environment.
The expense ratio was 23.8% in the third quarter, essentially flat from the year-ago period. The expense ratio reflects incremental improvements made during the past year due to organizational structure enhancements and improved operating efficiency. These decreases in expenses were offset by one-time charges of $1.8 million in the quarter, primarily comprised of severance costs related to restructuring. In addition, the $7.4 million decrease in net earned premium quarter-over-quarter impacted the expense ratio. We continue to build an operating model that will position us well to be successful throughout the various insurance and economic cycles.
The transaction with the NORCAL Group (“NORCAL”) continues to proceed through the regulatory process and integration planning. Following preliminary regulatory approval of NORCAL’s proposed Plan of Conversion, there will be a 60- to 90-day solicitation period prior to the close of the transaction, and we anticipate the deal will close in the first quarter of 2021. We remain excited about the combination of the companies and continue to work with NORCAL team to complete this transaction.

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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$62,996	$70,066	(10.1%)	$199,447	$223,638	(10.8%)
Net premiums written	$44,758	$49,663	(9.9%)	$135,370	$146,101	(7.3%)

Net premiums earned	$42,516	$49,477	(14.1%)	$129,437	$141,990	(8.8%)
Other income	441	494	(10.7%)	1,717	1,948	(11.9%)
Total revenues	42,957	49,971	(14.0%)	131,154	143,938	(8.9%)

Net losses and loss adjustment expenses	(26,455)	(32,356)	(18.2%)	(84,648)	(93,424)	(9.4%)
Underwriting, policy acquisition and operating expenses	(14,983)	(14,895)	0.6%	(42,604)	(43,456)	(2.0%)
Total expenses	(41,438)	(47,251)	(12.3%)	(127,252)	(136,880)	(7.0%)
Segment results	$1,519	$2,720	(44.2%)	$3,902	$7,058	(44.7%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Current accident year net loss ratio	66.9%	68.2%	69.2%	68.2%
Effect of prior accident years’ reserve development	(4.7%)	(2.8%)	(3.8%)	(2.4%)
Net loss ratio	62.2%	65.4%	65.4%	65.8%
Underwriting expense ratio	35.2%	30.1%	32.9%	30.6%
Combined ratio	97.4%	95.5%	98.3%	96.4%
The Workers’ Compensation Insurance segment reported income of $1.5 million, compared to $2.7 million in the year-ago period, reflecting a decrease in net premiums earned and an increase in the underwriting expense ratio, partially offset by a decrease in the net loss ratio.
Gross premiums written declined $7.1 million quarter-over-quarter, attributable to renewal pricing decreases, a reduction in audit premium, and lower new business written, partially offset by an improvement in renewal retention. Renewal rates decreased 3% in the third quarter of 2020, compared to a decrease of 4% in 2019. Audit premium for the third quarter of 2020 resulted in return premium to policyholders of $1.6 million compared to additional premium to the company of $1.8 million in the year-ago period. We continue to expect future downward pressure on gross written premiums associated with decreased payroll estimates due to the economic conditions resulting from the COVID-19 pandemic. New business was $7.4 million for the third quarter of 2020 compared to $11.3 million in the same period of 2019. However, premium retention increased by 2 percentage points quarter-over-quarter to 86%.
The decrease in the calendar year net loss ratio for the quarter reflects the combined effects of a decrease in the current accident year net loss ratio and higher favorable reserve development. In recognition of continued favorable loss trends in 2020, including lower frequency and severity during the COVID-19 pandemic, we decreased our current accident year net loss ratio for the nine-months ended September 30, 2020 by 1.2 percentage points in the quarter, resulting in a 66.9% accident year loss ratio for the current quarter. In addition, we recorded $2.0 million of favorable development, an increase of approximately $600,000 from the same quarter of 2019, primarily related to the 2013 and 2015 accident years, and accident years prior to 2010. We continue to remain cautious in our evaluation of the current accident year loss ratio due to uncertainty surrounding the length and severity of the pandemic, and legislative and regulatory bodies in certain states changing or attempting to broaden compensability requirements for COVID-19 claims.
The quarter-over-quarter increase in the underwriting expense ratio primarily reflects one-time charges of approximately $900,000 primarily comprised of severance costs related to restructuring of the Workers’ Compensation Insurance field organization in the current period and, to a lesser extent, the effect of decreased net premiums earned. Under the new field office organization, we anticipate recognizing an approximate $800,000 recurring reduction of quarterly expenses.

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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$15,933	$17,281	(7.8%)	$58,068	$70,556	(17.7%)
Net premiums written	$14,011	$15,268	(8.2%)	$51,246	$62,886	(18.5%)

Net premiums earned	$16,052	$19,779	(18.8%)	$49,780	$58,566	(15.0%)
Net investment income	273	445	(38.7%)	832	1,261	(34.0%)
Net realized gains (losses)	1,495	(98)	(1,625.5%)	894	1,949	(54.1%)
Other income	12	176	(93.2%)	203	397	(48.9%)
Net losses and loss adjustment expenses	(6,858)	(9,778)	(29.9%)	(23,890)	(40,496)	(41.0%)
Underwriting, policy acquisition and operating expenses	(5,036)	(5,951)	(15.4%)	(15,474)	(17,091)	(9.5%)
SPC U.S. federal income tax expense(1)	(871)	—	nm	(1,573)	—	nm
SPC net results	5,067	4,573	10.8%	10,772	4,586	134.9%
Segregated portfolio cell dividend (expense) income (2)	(3,854)	(3,621)	6.4%	(7,988)	(1,375)	(480.9%)
Segment results (3)	$1,213	$952	27.4%	$2,784	$3,211	(13.3%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss due to external cell participants.
(3) Represents our share of the net profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Current accident year net loss ratio	67.3%	66.1%	63.3%	82.5%
Effect of prior accident years’ reserve development	(24.6%)	(16.7%)	(15.3%)	(13.4%)
Net loss ratio	42.7%	49.4%	48.0%	69.1%
Underwriting expense ratio	31.4%	30.1%	31.1%	29.2%
Combined ratio	74.1%	79.5%	79.1%	98.3%
The Segregated Portfolio Cell Reinsurance segment reported income of $1.2 million, which represents our share of the results from segregated portfolio cell programs in which we participate to a varying degree. The quarter-over-quarter increase in the segment’s income is due primarily to higher net realized gains as the fair value of our equity portfolio recovered following the volatility introduced to global financial markets by COVID-19. To a lesser extent, the increase is also attributable to higher quarter-over-quarter net favorable reserve development.
The decline in gross premiums written for the current quarter reflects the competitive market conditions in workers’ compensation insurance, which is the majority of the business composition, and the resulting renewal price decrease of 1% and lower retention. Premium retention decreased 6 percentage points as compared to the prior year quarter to 90%. These factors were partially offset by higher new business written in the third quarter of approximately $1.2 million compared to $800,000 in the year-ago period. We renewed all of the workers’ compensation and healthcare professional liability alternative market programs that were available for renewal during the current quarter.
The 6.7 percentage point decrease in the calendar year net loss ratio for the third quarter is attributable to the effect of favorable trends in prior accident year claim closing patterns, resulting in net favorable development of approximately $4.0 million in the quarter compared to $3.3 million in the year-ago period, primarily related to accident years 2016 through 2018.

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The effect of favorable development was partially offset by a slightly higher current accident year loss ratio of 67.3%, due to the continuation of intense price competition.
The increase in the segment’s underwriting expense ratio to 31.4% was driven by the reduction in net premiums earned.
LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$23,862	$30,427	(21.6%)	$72,441	$83,247	(13.0%)
Net premiums written	$19,092	$21,828	(12.5%)	$59,269	$61,587	(3.8%)

Net premiums earned	$18,142	$21,295	(14.8%)	$61,186	$57,215	6.9%
Net investment income	951	1,077	(11.7%)	3,236	3,282	(1.4%)
Other gains (losses)	900	120	650.0%	1,319	447	195.1%
Total revenues	19,993	22,492	(11.1%)	65,741	60,944	7.9%

Net losses and loss adjustment expenses	(9,317)	(11,907)	(21.8%)	(39,432)	(34,640)	13.8%
Underwriting, policy acquisition and operating expenses	(6,938)	(9,411)	(26.3%)	(23,373)	(25,445)	(8.1%)
Total expenses	(16,255)	(21,318)	(23.7%)	(62,805)	(60,085)	4.5%
Total income tax (expense) benefit	—	161	nm	29	161	(82.0%)
Segment results	$3,738	$1,335	180.0%	$2,965	$1,020	190.7%

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Current accident year net loss ratio	65.9%	58.3%	66.5%	60.5%
Effect of prior accident years’ reserve development	(14.5%)	(2.4%)	(2.1%)	—%
Net loss ratio	51.4%	55.9%	64.4%	60.5%
Underwriting expense ratio	38.2%	44.2%	38.2%	44.5%
Combined ratio	89.6%	100.1%	102.6%	105.0%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our participation in Lloyd's of London Syndicate 1729 and Syndicate 6131. To reduce our exposure and the associated earnings volatility, we decreased our participation in the results of Syndicate 1729 for the 2020 underwriting year to 29% from 61% which, due to the quarter lag, was not reflected in our results until the second quarter of 2020. Our Lloyd's Syndicates segment also includes 100% of the results of our wholly owned subsidiaries that support our operations at Lloyd's. In addition to our participation in Syndicate results, we have investments in and other obligations to our Lloyd's Syndicates consisting of a Syndicate Credit Agreement and Funds at Lloyd’s (“FAL”) requirements.
Syndicate 6131 is a Special Purpose Arrangement that underwrites on a quota share basis with Syndicate 1729. Effective July 1, 2020, Syndicate 6131 entered into a quota share reinsurance agreement with an unaffiliated insurer. Under this agreement, Syndicate 6131 will cede essentially half of the premium assumed from Syndicate 1729 to the unaffiliated insurer, thus reducing our net participation in Syndicate 6131 by effectively half. Due to the quarter lag, the effect of this reinsurance arrangement will not be reflected in our results until the fourth quarter of 2020.
For the 2020 underwriting year, our FAL are comprised of investment securities and cash and cash equivalents deposited with Lloyd's, which at September 30, 2020 had a fair value of approximately $105.8 million. Given the reduction in our participation in the results of Syndicate 1729, we received a return in the current quarter of approximately $32.3 million of cash and cash equivalents generated from the liquidation of certain corporate debt securities in our FAL balance. This reduction in our FAL balance is anticipated to impact net investment income in future periods.

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Syndicate 1729’s maximum underwriting capacity for the 2020 underwriting year is approximately $174 million, of which approximately $50 million is our allocated underwriting capacity, reflecting our decreased participation rate. Syndicate 6131, for which we are the sole capital provider, has a maximum underwriting capacity for the 2020 underwriting year of approximately $16 million. The underwriting capacities for both syndicates are provided using currency exchange rates as of September 30, 2020.
Gross premiums written were $23.9 million in the third quarter, a decrease of 21.6% primarily driven by our decreased participation in the results of Syndicate 1729, partially offset by volume increases on renewal business and renewal pricing increases, as well as new business written. Net premiums earned decreased 14.8% quarter-over-quarter to $18.1 million, primarily due to our decreased participation in Syndicate 1729.
The current accident year net loss ratio was 65.9% for the third quarter, an increase of 7.6 percentage points from the year-ago period. The increase is primarily attributable to lower estimated reinsurance recoveries as a portion of gross losses as compared to the prior year period and, to a lesser extent, the effect of a decrease in net premiums earned, as described above.
We recognized $2.6 million of net favorable development for prior accident year reserves in the quarter, compared to approximately $500,000 of net favorable development in the year-ago period. Net favorable development was driven by lower than expected losses and development on certain large claims, primarily property and catastrophe related losses.
As expected and reported in our press release for the second quarter of 2020, we recognized losses related to COVID-19 of approximately $1.4 million, net of reinsurance, in the third quarter. We continue to work closely with Dale Underwriting Partners to monitor the Syndicates’ exposure.
CORPORATE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2020	2019	Change	2020	2019	Change
Net investment income	$15,700	$22,159	(29.1%)	$51,809	$65,495	(20.9%)
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	9,387	4,495	108.8%	(6,093)	8,621	(170.7%)
Tax credit partnerships	(4,534)	(5,772)	21.4%	(15,972)	(15,861)	(0.7%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	4,853	(1,277)	480.0%	(22,065)	(7,240)	(204.8%)
Net realized investment gains (losses)	6,854	947	623.8%	(1,844)	44,390	(104.2%)
Other income	775	963	(19.5%)	1,813	2,701	(32.9%)
Operating expenses	(5,044)	(2,682)	88.1%	(17,632)	(12,676)	39.1%
Interest expense	(3,881)	(4,274)	(9.2%)	(11,725)	(12,850)	(8.8%)
Income tax (expense) benefit	(2,141)	6,528	(132.8%)	48,592	(157)	nm
Segment results	$17,116	$22,364	(23.5%)	$48,948	$79,663	(38.6%)

Effective tax rate	(1.4%)	(63.7%)		20.4%	—%
Our Corporate segment reported income of $17.1 million during the third quarter of 2020. The quarter-over-quarter decrease in income is primarily attributable to an income tax expense of $2.1 million in the third quarter of 2020, as compared to a $6.5 million tax benefit in the year-ago period, and to a lesser extent, lower net investment income. Income for the third quarter was also impacted by higher operating expenses primarily related to professional fees in connection with the planned acquisition of NORCAL, and one-time charges associated with restructuring changes, primarily severance costs. The decrease in income was partially offset by higher net realized investment gains, and an increase in earnings of our unconsolidated subsidiaries. As a result of the restructuring changes in the Corporate segment, we anticipate a recurring quarterly expense reduction of $173,000.

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Net investment income for the third quarter of 2020 decreased by $6.5 million to $15.7 million, primarily attributable to a decrease in our allocation to equities and lower yields on our short-term investments and corporate debt securities due to the aggressive action taken by the Federal Reserve to reduce interest rates in response to COVID-19.
For the nine months ended September 30, 2020, we recorded an income tax benefit of $48.6 million, resulting in an effective tax rate of 20.4%. Our projected annual effective tax rate of 59.3% differs from the statutory federal income tax rate of 21% primarily due to the recognition of $13.4 million of tax credits transferred to us from our tax credit partnership investments and a $5.1 million benefit recognized related to the additional tax rate differential of 14% on the carryback of our 2020 net operating loss (“NOL”) to the 2015 tax year as a result of changes made by the CARES Act to the NOL provisions of the tax law.
Our effective tax rate for the nine months ended September 30, 2020 was also affected by a $6.5 million benefit recognized related to the additional tax rate differential of 14% on the carryback of our 2020 and 2019 NOLs to the 2015 and 2014 tax year, respectively. Furthermore, our effective tax rate reflects a $10.0 million benefit recognized to align our actual effective tax rate with our projected effective tax rate.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this Form 10-Q that are identified as giving our outlook on future business.
Forward-looking statements relating to our business include among other things: statements concerning future liquidity and capital requirements, investment valuation and performance, return on equity, financial ratios, net income, premiums, losses and loss reserve, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the pricing or availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends and other matters.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations, including changes in interpretations of certain coverages as a result of COVID-19;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment, including the actions taken by the federal government and Federal Reserve in response to COVID-19;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA and CARES Act;
•	changes in laws or government regulations regarding financial markets or market activity that may affect our business;

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•	changes in the ability, or perception thereof, of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•
changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries or by Syndicates 1729 and 6131;

•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	the effect of cyclical insurance industry trends on our underwriting, including demand and pricing in the insurance and reinsurance markets in which we operate;
•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management and other qualified personnel;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, including the recent COVID-19 pandemic, as it relates to our business and insurance operations, investment results, Lloyd's Syndicates and our insured risks;
•	the impact of the COVID-19 pandemic and related economic conditions on our premium volume, loss reserves, investment portfolio, asset valuations, business operations and workforce;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•
failure to complete our planned acquisition of NORCAL for any reason including but not limited to failure to obtain required regulatory approvals, or failure of any other condition set forth in the acquisition agreement, or our inability to fund the transaction; and if completed, our failure to successfully integrate NORCAL to achieve expected results or synergies after closing;

•	changes to the ratings assigned by rating agencies to our holding company or insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;

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•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings and synergies; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked, making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team, and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our December 31, 2019 report on Form 10-K, in "Item 1A, Risk Factors" included in our September 30, 2020 report on Form 10-Q and other documents we file with the SEC, such as our current reports on Form 8-K and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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